Exhibit 99.1

Better Health, Brighter Future

Consolidated Financial Results for FY2017 Q3

February 1, 2018

James Kehoe

Chief Financial Officer

Takeda Pharmaceutical Company Limited

Important Notice

Forward-Looking Statements

This presentation contains forward-looking statements regarding Takeda’s future business, financial position and results of operations, including estimates, forecasts, targets and plans. These forward-looking statements may be identified by the use of forward-looking words such as “aim,” “anticipate,” “assume,” “believe,” “continue,” “endeavor,” “estimate,” “expect,” “forecast,” “initiative,” “intend,” “may,” “outlook,” “plan,” “potential,” “probability,” “pro-forma,” “project,” “risk,” “seek,” “should,” “strive,” “target,” “will” or similar words, or expressions of the negative thereof, or by discussions of strategy, plans or intentions.

Any forward-looking statements in this document are based on the current assumptions and beliefs of Takeda in light of the information currently available to it. Such forward-looking statements do not represent any guarantee by Takeda or its management of future performance and involve known and unknown risks, uncertainties and other factors, including but not limited to: the economic circumstances surrounding Takeda’s business, including general economic conditions in Japan, the United States and worldwide; competitive pressures and developments; applicable laws and regulations; the success or failure of product development programs; decisions of regulatory authorities and the timing thereof; changes in exchange rates; claims or concerns regarding the safety or efficacy of marketed products or product candidates; and postmerger integration with acquired companies, any of which may cause Takeda’s actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by such forward-looking statements. Neither Takeda nor its management gives any assurances that the expectations expressed in these forward-looking statements will turn out to be correct, and actual results, performance or achievements could materially differ from expectations.

Any forward looking statements herein speak only as of the date of this document, and Takeda and its management undertake no obligation to update or revise any forward-looking statements or other information contained in this presentation, whether as a result of new information, future events or otherwise.

Medical Information

This presentation contains information about products that may not be available in all countries, or may be available under different trademarks, for different indications, in different dosages, or in different strengths. Nothing contained herein should be considered a solicitation, promotion or advertisement for any prescription drug including the ones under development.

2	Takeda Pharmaceutical Company Limited

Important Notice regarding announcement of intention to acquire TiGenix

Disclaimer

This communication does not constitute an offer to purchase securities of TiGenix nor a solicitation by anyone in any jurisdiction in respect of such securities, any vote or approval. If Takeda decides to proceed with an offer to purchase TiGenix’s securities through a public tender offer, such offer will and can only be made on the basis of an approved offer document by the FSMA and tender offer documents filed with the U.S. Securities and Exchange Commission (“SEC”), which holders of TiGenix’s securities should read as they will contain important information. This communication is not a substitute for such offer documents. Neither this communication nor any other information in respect of the matters contained herein may be supplied in any jurisdiction where a registration, qualification or any other obligation is in force or would be with regard to the content hereof or thereof. Any failure to comply with these restrictions may constitute a violation of the financial laws and regulations in such jurisdictions. Takeda, TiGenix and their respective affiliates explicitly decline any liability for breach of these restrictions by any person.

Important Additional Information for U.S. investors

The voluntary takeover bid described herein has not yet commenced. This communication is for informational purposes only and is neither a recommendation, an offer to purchase nor a solicitation of an offer to sell any securities of TiGenix.

At the time the voluntary public takeover bid is commenced, shareholders of TiGenix are urged to read the offer documents which will be available at www.sec.gov. At the time the voluntary public takeover bid is commenced, it shall be comprised of two separate offers - (i) an offer for all securities with voting rights or giving access to voting rights, issued by TiGenix (except for ADSs) (the “Securities”), in accordance with the applicable law in Belgium, and (ii) an offer to holders of TiGenix’s American Depositary Shares issued by Deutsche Bank Trust Company Americas acting as depositary (“ADSs”), and to holders of Securities who are resident in the U.S. in accordance with applicable U.S. law (the “U.S. Offer”).

The U.S. Offer will only be made pursuant to an offer to purchase and related materials. At the time the U.S. Offer is commenced, Takeda will file, or cause to be filed, a tender offer statement on Schedule TO with the SEC and thereafter, TiGenix will file a solicitation/recommendation statement on Schedule 14D-9, in each case with respect to the U.S. Offer.

Holders of TiGenix ADSs and Securities subject to the U.S. Offer who wish to participate in the U.S. Offer, are urged to carefully review the documents relating to the U.S. Offer that will be filed by Takeda with the SEC since these documents will contain important information, including the terms and conditions of the U.S. Offer. Holders of TiGenix ADSs and Securities subject to the U.S. Offer who wish to participate in the U.S. Offer, are also urged to read the related solicitation/recommendation statement on Schedule 14D-9 that will be filed with the SEC by TiGenix relating to the U.S. Offer. You may obtain a free copy of these documents after they have been filed with the SEC, and other documents filed by TiGenix and Takeda with the SEC, at the SEC’s website at www.sec.gov. In addition to the offer and certain other tender offer documents, as well as the solicitation/recommendation statement, TiGenix files reports and other information with the SEC. You may read and copy any reports or other information filed by TiGenix at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. TiGenix’s filings at the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

YOU SHOULD READ THE FILINGS MADE BY TAKEDA AND TIGENIX WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE U.S. OFFER.

3	Takeda Pharmaceutical Company Limited

Solid progress against key priorities

Grow Portfolio

•  YTD Underlying Revenue +6.7%, led by Growth Drivers +14.5%

•  Strong performance from key growth products

•  Announced intended voluntary public takeover bid for TiGenix to expand leadership in Gastroenterology

Rebuild Pipeline	• Progressed innovative assets, including pevonedistat into Phase 3, bringing total number of NME clinical stage-ups in FY2017 to 13 • 33 new collaborations with biotech/academia YTD FY2017

Boost Profitability	• YTD Underlying CE growth +32.8%, CE margin +390bps • YTD Reported EPS +45.5%; Underlying Core EPS +25.8% • Raising full year underlying & reported guidance

5	Growth Drivers: GI, Oncology, Neuroscience and Emerging Markets NME: New Molecular Entity, CE: Core Earnings	Takeda Pharmaceutical Company Limited